Exhibit 2.34

AFFIRMATION AND ACKNOWLEDGEMENT

THIS AFFIRMATION AND ACKNOWLEDGEMENT (“Instrument”) is dated March 9, 2005, and is given by Hooters Gaming Corporation, a Nevada corporation (“HGC”) and is acknowledged by 155 East Tropicana, LLC, a Nevada limited liability company (“Company”).

RECITALS

a)              Pursuant to that certain License Agreement (“License Agreement”) dated March 21, 2001, as amended by that Amendment to License Agreement dated April 21, 2004, entered into between HI Limited Partnership, a Florida limited partnership (“HI LP”) and HGC, HI LP granted to HGC the exclusive license to use the “Hooters Brand” in connection with the conduct of gaming and the operation of a hotel in Nevada.

b)             Pursuant to the rights granted to it under the License Agreement, HGC entered into that certain Assignment Agreement dated July 30, 2004 (“HGC Assignment”), and as amended and restated as of March 9, 2005, between HGC and Florida Hooters, LLC, a Nevada limited liability company (“Florida Hooters”).  Pursuant to the HGC Assignment, HGC granted to Florida Hooters the right to use the “Hooters Brand” in connection with the conduct of gaming and the operation  of a hotel at the casino hotel resort located at 115 and 155 East Tropicana Avenue, Las Vegas, Nevada (the “Casino/Hotel”).

c)              Pursuant to the rights granted to it under the HGC Assignment, Flordia Hooters granted all of its rights under the HGC Assignment to the Company pursuant to that certain Assignment Agreement dated July 30, 2004 (“FLH Assignment”), and as amended and restated as of March 9, 2005, between Florida Hooters and the Company.

d)             Now therefore, in connection with that certain bond-financing to be obtained by Company, the lenders thereof desire for HGC to agree to restrict its ability to open other, or to license other, “Hooters Casinos” in the Las Vegas area.

NOW THEREFORE, in consideration of the foregoing recitals, HGC agrees as follows:

1)              Defined Terms.  In addition to any terms defined in this Agreement, the following terms shall mean:

a)              “Indenture” means the indenture of other agreement governing the Notes.

b)             “Las Vegas Strip” shall mean that area of Clark County, Nevada to the east of Decatur Boulevard, south of the Las Vegas 93/95 Expressway, north of Blue Diamond Road and west of Maryland Parkway.

c)              “Notes” means the senior secured notes due 2012 issued by Company, as they may be amended, restated, restructured or otherwise modified, and any other indebtedness, securities or facilities issued or entered into in repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge, redeem, tender for, repay, refund or otherwise retire or acquire for value, in whole or in part, the Notes.

d)             “Note Trustee” means the trustee for the Notes or other collateral agent for the Notes under the Indenture.

2)              Restrictions.  Notwithstanding any other instrument granting HGC the rights to do any of the following, HGC hereby agrees to the following restrictions:

a)              HGC shall neither operate, license or assign its rights under the License Agreement to any other person for operation of a casino in Clark County, Nevada, for a period of four (4) years commencing on the date of the Indenture.

b)             HGC shall neither operate, license or assign its rights under the License Agreement to any other person for operation of a casino on the Las Vegas Strip from the date hereof until the Notes have been fully paid.

3)              Termination.  This Instrument shall expire as set forth in Section 2 of this Instrument and shall have no need to be specifically terminated, unless terminated prior to the stated expiration dates set forth in Section 2 hereof.  Any termination of this Instrument or of the obligations of HGC set forth herein prior to the expiration date(s) set forth in Section 2 shall require the consent of the Note Trustee.

4)              Counterparts.  This agreement may be executed in any number of counterparts, each of which shall be considered an original, but all of which counterparts shall be deemed to be one and the same document.  The parties may execute this agreement by signatures obtained through facsimile, and those signatures may be relied upon by the other party as valid as if they were signed in the presence of the other party

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SIGNATURE PAGE FOLLOWS]

Signature Page to Affirmation and Acknowledgement

This Instrument is hereby executed and delivered as of the date first stated above.

Hooters Gaming Corporation, a Nevada corporation

By:	/s/ Neil Kiefer
Neil Kiefer, President

This Instrument is hereby acknowledged and consented to by:

155 East Tropicana Avenue, LLC, a Nevada limited liability company
By:	EW Common LLC, a Nevada limited liability company
Its:	Member
	By:	Eastern & Western Hotel Corporation, a Nevada corporation
	Its:	Manager

		By:	/s/ Michael J. Hessling
Michael J. Hessling, Executive Vice President

By:	Florida Hooters LLC, a Nevada limited liability company
Its:	Member
	By:	Hooters Gaming LLC, a Nevada limited liability company
	Its:	Member
		By:	HG Casino Management, Inc., a Nevada corporation
		Its:	Manager

			By:	/s/ Neil Kiefer
Neil Kiefer, President

	By;	Lags Ventures, LLC, a Nevada limited liability company
	Its:	Member

		By:	/s/ Dave Lageschulte
Dave Lageschulte, Sole Member

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